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                                                                    EXHIBIT 99.2

CENDANT CORPORATION SUMMARY DATA SHEET - 4Q02
(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

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

                                                                     4Q02         4Q01       % CHANGE
                                                                   --------     --------     --------

INCOME STATEMENT
Revenue                                                             $3,849       $2,494           54%
Adjusted EBITDA                                                        664          543           22%
Reported Income from Continuing Operations                             247         (326)          NM
Adjusted EPS from Continuing Operations                              $0.29        $0.21           38%
Reported EPS from Continuing Operations                              $0.24       ($0.33)          NM

BALANCE SHEET
Total Corporate Debt (Excluding Upper DECS) & Net Stockholder
Litigation Settlement Obligation                                    $5,601       $7,572
Cash                                                                   126        1,942
Net Debt/Total Capital                                                  36%          37%
Adjusted EBITDA/Interest Expense                                   10 to 1       7 to 1

CASH FLOW ITEMS (12 MONTHS)
Free Cash Flow                                                      $1,620       $1,345           20%
Cash and Cash Equivalents, Beginning of Period                       1,942          856
Net Proceeds from Dispositions of Businesses                         1,151          109
Net (Repayments of)/Proceeds from Borrowings                        (1,474)       3,395
Funding of Stockholder Litigation Settlement                        (1,440)      (1,060)
Net (Repurchases)/Issuances of Stock                                  (176)         623
Acquisitions, Net of Cash Acquired                                  (1,371)      (2,757)

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


                                                                                              % CHANGE
SEGMENT ITEMS                                          4Q02          4Q01        % CHANGE      ORGANIC
-------------                                        -------       --------      --------     --------
REVENUE
Real Estate Services                                 $1,506           $532          183%          16%
Hospitality                                             541            369           47%           5%
Travel Distribution                                     381            362            5%         (1%)
Vehicle Services                                      1,127            879           28%          10%
Financial Services                                      273            342          (20%)        (20%)
                                                     ------         ------        -----         -----
Total (Ex. Corporate & Other)                        $3,828         $2,484           54%           5%


ADJUSTED EBITDA
Real Estate Services                                   $279           $289           (3%)         (4%)
Hospitality                                             135            103           31%          13%
Travel Distribution                                     119            102           17%           9%
Vehicle Services                                         72             14          414%         364%
Financial Services                                       75             51           47%          57%
                                                     ------         ------
Total (Ex. Corporate & Other)                          $680           $559           22%          16%

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For more detailed information about the Company's results as well as definitions of the terms used above, please see the full earnings release on the Company's website at WWW.CENDANT.COM. For media inquiries contact Elliot Bloom at 212-413-1832. For investor inquiries contact Sam Levenson at 212-413-1834 or Henry A. Diamond at 212-413-1920.